UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 18, 2021

KemPharm, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36913	20-5894398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Celebration Boulevard, Suite 103, Celebration, FL		34747
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (321) 939-3416

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KMPH	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Tamara A. Seymour to Board of Directors

Effective August 18, 2021, the board of directors (the “Board”) of KemPharm, Inc. (the “Company”) appointed Tamara A. Seymour to serve as a director of the Company and as the chair of the Company’s audit committee. Ms. Seymour will serve as a Class I director whose term will expire at the Company’s 2022 annual meeting of stockholders.

There is no arrangement or understanding between Ms. Seymour and any other person pursuant to which she was selected as a director of the Company, and there is no family relationship between Ms. Seymour and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Ms. Seymour requiring disclosure under Item 404(a) of Regulation S-K.

Additional information about Ms. Seymour is set forth below:

Tamara A. Seymour, age 63, has served on the Board of Directors and chair of the audit committee of Artelo Biosciences, Inc. and Kintara Therapuetics, Inc., both publicly traded companies, since March 2021 and April 2021, respectively. Previously, Ms. Seymour served as a member of the board of directors and chair of the audit committee of Beacon Discovery, Inc., a drug discovery company in San Diego, California, from 2018 until its acquisition by Eurofins Scientific in March 2021. Ms. Seymour served as Interim Chief Financial Officer of Immunic, Inc., clinical-stage drug development company in 2019. She was Chief Financial Officer of Signal Genetics, Inc., a publicly traded molecular diagnostics company, from 2014 to 2017. She served as Chief Financial Officer of HemaQuest Pharmaceuticals, Inc., a venture-backed clinical-stage drug development company, from 2010 to 2014. From 2001 to 2009, she served as Chief Financial Officer of Favrille, Inc., a publicly traded clinical-stage drug development company. Ms. Seymour has also served as consulting chief financial officer for a number of biotechnology companies, served Director of Finance and Controller of Agouron Pharmaceuticals, Inc. (now Pfizer, Inc.) and spent eight years in public accounting with Deloitte & Touche LLP and PricewaterhouseCoopers LLP, including three years as audit manager. Ms. Seymour is a Certified Public Accountant (inactive). She received an MBA, emphasis in Finance, from Georgia State University, and a bachelor’s degree in Business Administration, emphasis in Accounting, from Valdosta State University. Ms. Seymour also participated in an executive management program at Kellogg Graduate School of Management at Northwestern University.

Pursuant to an offer letter, upon commencement of her service as a director, Ms. Seymour was granted an initial option grant to purchase 22,500 shares of the Company’s common stock under its Amended and Restated 2014 Equity Incentive Plan, with the shares vesting in three equal annual installments, subject to her continued service as a director through the applicable vesting date. Additionally, in accordance with the Company’s non-employee director compensation policy, Ms. Seymour will be entitled to receive a $35,000 annual retainer for her service as director and a $22,500 annual retainer for her service as chairperson of the audit committee. At each annual stockholder meeting following which Ms. Seymour’s term as a director continues (beginning with the 2022 annual meeting of stockholders), Ms. Seymour will be entitled to receive an additional stock option to purchase 15,000 shares of the Company’s common stock, which option will vest and become exercisable in full on the earliest of (i) the first anniversary of the grant date, (ii) the day before the first annual stockholders meeting occurring after the grant date or (iii) immediately prior to a change in control of the Company, subject in each case to her continued service on such vesting date. Ms. Seymour has also entered into the Company’s standard form of indemnification agreement.

The foregoing description of Ms. Seymour’s offer letter is not complete and is qualified in its entirety by reference to the full text of the offer letter, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

Item 8.01          Other Events.

On August 18, 2021, the Company issued a press release (the “Press Release”) announcing the appointment of Tamara A. Seymour to serve on the Company's board of directors and as chair of the Company's audit committee. The Press Release is filed, here within, as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01          Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release titled “KemPharm Appoints Tamara A. Seymour to Board of Directors" dated August 18, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KemPharm, Inc.

Date: August 18, 2021	By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton, CPA
Chief Financial Officer, Secretary and Treasurer